Epoch Holding Corporation Announces $10 Million Investment by General
                               American Investors

November 7, 2006, New York, NY -- Epoch Holding Corporation (Nasdaq: EPHC) today announced an investment of $10 million in the firm by General American Investors Company, Inc. (NYSE: GAM), one of the nation's oldest closed-end funds listed on the New York Stock Exchange. Epoch Holding Corporation ("Epoch or the "Company") is the parent company of Epoch Investment Partners, Inc., a leading investment manager and investment adviser. The proceeds of the investment will be added to Epoch's working capital for general business purposes and to support the Company's future growth. No placement fees were paid in connection with this private investment.

Commenting on the transaction, William W. Priest, Chief Executive Officer of Epoch said, "We are pleased to have General American as an investor. The investment proceeds, along with our current cash and our debt-free balance sheet, will allow us to accelerate the development of our goal to become a global investment management company."

Under the terms of this private placement, GAM purchased 10,000 shares of Epoch's newly issued Series A Convertible Preferred Stock at a price of $1,000 per share.

The Series A Convertible Preferred Stock has an annual cumulative cash dividend of 4.60%, payable semi-annually, and is convertible, in whole or in part at any time, into common stock at a fixed conversion price of $6.00 per share, or 1,666,667 common shares in total.

Upon the five year anniversary of the closing of the placement there is an automatic conversion into common stock at the fixed conversion price. The Series A Convertible Preferred Stock also contains an automatic conversion provision for change in control, as well as customary conversion price adjustments for stock combinations, stock splits and stock dividends.

These newly issued securities generally have voting rights equivalent to those of the Company's common shares (one vote per share), and vote together with the Company's common shares as a single class.

The Series A Convertible Preferred Stock is not registered under the Securities Act of 1933, as amended, and is offered and sold pursuant to the exemption from registration afforded by Section 4(2) of the Securities Act of 1933, as amended. The common stock into which the preferred shares will be convertible may not be offered or sold in the U.S. absent registration or an applicable exemption from registration requirements. Epoch has agreed to file a registration statement with the Securities and Exchange Commission within sixty (60) days from the closing date covering the resale by GAM of the shares of common stock underlying the Series A Convertible Preferred Stock.
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This press release shall not constitute an offer to sell or the solicitation of an offer to buy the Series A Convertible Preferred Stock. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.

About Epoch Holding Corporation
Epoch Holding Corporation conducts its operations through Epoch Investment Partners, Inc., a wholly-owned subsidiary and a registered investment adviser under the Investment Advisers Act of 1940, as amended. Investment management and investment advisory services are the Company's sole line-of-business. Headquartered in New York with an office in Sherman Oaks, CA, the Company's current product offerings include U.S. Value; U.S. Small Cap Value; U.S. All
Cap Value; U.S. Balanced; Global Small Cap Value; Global Absolute Return;
Global Equity Shareholder Yield; and International Small Cap Value.
Safe Harbor Statement:
This press release may contain forward-looking statements that involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied in such forward-looking statements. Additional discussion of factors that could cause actual results to differ materially from management's projections, estimates and expectations is contained in the Company's SEC filings. The Company undertakes no duty to update its forward-looking statements, including its earnings outlook.
Contact Information: Media: Sloane & Company Whit Clay, 212-446-1864 wclay@sloanepr.com or Epoch Holding Corporation Adam Borak, 212-400-4708 aborak@eipny.com or General American Investors Company, Inc. Eugene Stark, 212-916-8447 stark@gainv.com